UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 14, 2014

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on March 13, 2014, Neil P. Edwards, the Executive Vice President and Chief Financial Officer of United Online, Inc. (the “Company”) departed the Company.  Michelle D. Stalick was appointed the Interim Chief Financial Officer and Chief Accounting Officer of the Company, effective March 15, 2014.

On May 14, 2014, the Company announced that Edward K. Zinser will become the Executive Vice President and Chief Financial Officer of the Company, effective as of May 19, 2014, replacing Ms. Stalick.  Ms. Stalick will remain at the Company and continue to serve as Senior Vice President and Chief Accounting Officer.

Mr. Zinser, age 56, was Chief Financial Officer of Boingo Wireless, a WiFi software and services provider, from January 2008 to November 2012. Prior to that, he was Executive Vice President and Chief Financial Officer of THQ Inc., a developer and publisher of video game software, from April 2004 to November 2007. He has also served in chief financial officer positions with Vivendi Universal Games, Inc., a global publisher of entertainment and education software, and Internet Shopping Network LLC, a subsidiary of IAC/InterActiveCorp, a media and entertainment conglomerate, and in senior financial positions with The Walt Disney Company. He is a member of the board of directors and chairman of the audit committee of Universal Electronics Inc. Mr. Zinser received a B.S. in Management from Fairfield University and an M.B.A. in Finance from the University of Chicago Graduate School of Business.

In connection with his appointment as Chief Financial Officer, the Company entered into an offer letter with Mr. Zinser effective as of May 14, 2014 (the “Offer Letter”). The key provisions of the Offer Letter are as follows:

(i)                        Mr. Zinser’s starting base salary will be $350,000 per year.

(ii)                     Mr. Zinser will also be eligible to receive an annual bonus, the target value of which for the 2014 performance year will be 70% of his base salary for achieving all goals, subject to the conditions of the bonus plan maintained by the Company.

(iii)                  At the next regularly scheduled meeting of the Compensation Committee of the Company’s Board of Directors (the “Board”), which is currently expected to occur in July 2014, subject to its approval, the Committee will grant to Mr. Zinser (a) 150,000 options to purchase the Company’s common stock with an exercise price equal to the per share fair market value on the date of grant (“Stock Options”); and (b) 40,000 restricted stock units (“RSUs”). The Stock Options shall vest and become exercisable with respect to thirty-three and one-third percent (33 1/3%) of the option shares upon completion of one (1) year of service measured from the grant date and the balance of the option shares in a series of twenty-four (24) successive equal monthly installments upon completion of each additional month of service over the twenty-four (24)-month period; and (ii) the shares subject to RSUs shall vest in a series of three (3) successive equal annual installments on each of the first three (3) one-year anniversaries from the grant date upon continuation of service with the Company.

(iv)                 Should Mr. Zinser’s employment be terminated without cause (including a resignation under specified circumstances) then, subject to his execution of a general release of claims, he will be entitled to a cash separation payment in the amount of his annual base salary, paid in equal installments over a 12-month period. Upon the delivery of such release, Mr. Zinser will also be entitled to the following additional severance benefits:

•         any earned but unpaid bonus for the fiscal year preceding termination; and

•         a portion of the bonus he would have earned for the year of termination based on the actual level of performance goal attainment for that year and his period of service prior to termination.

(v)                    In the event that the Board adopts a change of control policy then, should Mr. Zinser’s employment be terminated without cause (including a resignation under specified circumstances) in connection with a change of control, and in accordance with the terms of the change of control policy, as adopted by the Board, then, subject to his execution of a general release of claims, Mr. Zinser will be entitled to the following severance payments:

•         during his first year of employment he will be entitled to the sum of (i) his annual base salary and (ii) a portion of the bonus he would have earned for the year of termination based on the actual level of performance goal attainment for that year and his period of service prior to termination; and

•         thereafter, he will be entitled to the sum of (i) two (2) times his annual base salary at the time of termination and (ii) any earned but unpaid bonus for the fiscal year preceding the year of termination.

The foregoing description of material terms of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ending June 30, 2014.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

99.1	Press release dated May 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2014	UNITED ONLINE, INC.

	BY:	/s/ Francis Lobo
Francis Lobo
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 14, 2014